Exhibit 99.1

Sana Biotechnology Reports Second Quarter 2023 Financial Results and Business Updates

Enrolling patients in ARDENT, the SC291 Phase 1 clinical trial in B-cell malignancies, with initial data expected this year

Expect data later this year from investigator-sponsored trial with hypoimmune-modified primary human islet cells

Goal to submit INDs this year for both SC262 and SG299 in hematologic cancers

Hosted R&D Day, showcasing broad portfolio across platforms, programs, and diseases

Announced plan to develop SC291 in autoimmune disorders

Shared preclinical data that transplanted allogeneic hypoimmune-modified islet cells evade rejection and control glucose without immunosuppression or insulin treatment in non-human primate diabetes study

Data published in Science Translational Medicine, Nature Communications, and Nature Biotechnology show that hypoimmune-modified allogeneic cells survive and escape immune detection while remaining fully functional across different cell types in several species and disease models, including non-human primates with normal immune systems

Presented multiple abstracts from hypoimmune and fusogen platforms at 2023 AACR, ASGCT, and ISSCR meetings

Strengthened R&D leadership with addition of Dr. Doug Williams as President of Research and Development and Dr. Gary Meininger as Chief Medical Officer

Cash position of $325.9 million expected to support activities through multiple data readouts and last into 2025

SEATTLE — August 3, 2023 — Sana Biotechnology, Inc. (NASDAQ: SANA), a company focused on changing the possible for patients through engineered cells, today reported financial results and business highlights for the second quarter 2023.

“We continue to execute on our plans to deliver clinical data using Sana’s hypoimmune (HIP) technology in two studies later in 2023, providing insight into how the promising preclinical HIP data translate into people,” said Steve Harr, Sana’s President and Chief Executive Officer. “If the HIP technology is effective in preventing rejection of allogeneic cells, we believe it can rapidly translate into important therapeutics for various blood cancers, B-cell mediated autoimmune diseases, and type 1 diabetes. We are on track to advance our emerging clinical pipeline and file multiple additional INDs this year, and we have the balance sheet to enable multiple clinical data readouts from our pipeline.”

Recent Corporate Highlights

Opportunity for clinical proof of concept for two different first-in-human studies, each with the potential for initial clinical data this year

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The ARDENT trial evaluates SC291, an ex vivo hypoimmune-modified CD19-directed allogeneic CAR T cell therapy, in patients with B-cell malignancies. The goal of the hypoimmune platform is to overcome the immunologic rejection of allogeneic cells, which, if successful with SC291, may result in longer CAR T cell persistence and a higher rate of durable complete responses for these patients.
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Enrollment in the ARDENT Phase 1 study continued.
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SC291 has the potential to serve as clinical proof-of-platform for other hypoimmune-modified CAR T cell candidates using clinically-validated or commercially-approved CAR constructs in development at Sana for hematological malignancies, such as SC262 (CD22) and SC255 (BCMA). Sana’s goal is to file an IND for SC262 later this year and for SC255 in 2024.
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Sana is developing SC451, a hypoimmune-modified stem-cell derived islet cell therapy for patients with type 1 diabetes. SC451, which is engineered with Sana’s hypoimmune technology, has the potential to replace missing islet cells without immunosuppression in persons with type 1 diabetes by evading allogeneic and autoimmune responses.
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Sana expects initial data later this year from an investigator-sponsored trial transplanting hypoimmune-modified primary human islet cells into type 1 diabetes patients. The goal of the study is to show safety, cell survival, immune evasion, and C-peptide production without the need for immunosuppression.

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Sana’s goal is to file an IND for SC451 in 2024.

Published preclinical data in Nature Communications describing immune evasion, persistence, and durable anti-tumor activity of Sana’s hypoimmune-modified CD19-directed CAR T cells

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Sana developed hypoimmune-modified CD19 targeted allogeneic CAR T cells and compared them to unmodified CD19-targeted allogeneic CAR T cells in a murine leukemia model with a humanized immune system.
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Although both hypoimmune-modified and unmodified CAR T cells showed robust early tumor killing, cell durability was much greater in humanized mice treated with hypoimmune-modified cells. Hypoimmune-modified allogeneic CAR T cells persisted and removed all evidence of tumor for the duration of the study. Hypoimmune-modified CAR T cells also cleared all evidence of tumor after re-injection with cancer cells 90 days into the study. In contrast and consistent with the experience in patients to date, unmodified allogeneic CAR T cells showed greatly reduced persistence and a high rate of tumor recurrence in this model.
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These studies provide additional insight for SC291 and the allogeneic hypoimmune CAR T platform more broadly, including SC262 and SC255.

Published preclinical data in Science Translational Medicine demonstrating that Sana’s hypoimmune-modified pseudo-islets control type 1 diabetes

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Sana developed hypoimmune-modified human islet cells, which cluster into effective endocrine organoids termed “pseudo islets” (p-islets) and studied these p-islets in multiple preclinical models.
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Preclinical data showed that p-islets survive, persist, escape allogeneic rejection, and normalize blood glucose in diabetic models with humanized immune systems.
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Two different murine models showed that the hypoimmune-modified cells can evade autoimmune rejection and normalize blood glucose. First, these cells were studied in the standard model for autoimmunity in diabetes. Second, Sana created a humanized mouse model with immune cells from a diabetic person and transplanted pancreatic islet cells derived from the diabetic person’s stem cells. In both cases, unmodified pancreatic islet cells were rapidly cleared by the immune system. In contrast, hypoimmune-modified pancreatic islet cells survived, persisted, and provided sustained blood glucose control in both models.
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These studies provide additional insight for SC451 in persons with type 1 diabetes.

Published preclinical data in Nature Biotechnology demonstrating that Sana’s hypoimmune-modified cells survive allogeneic transplant across several species, including non-human primates (NHPs) with normal immune systems, and remain fully functional

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Sana developed hypoimmune-modified NHP induced pluripotent stem cells (iPSCs) and transplanted them into immunocompetent NHPs. Results were compared to transplantation of unmodified iPSCs into immunocompetent NHPs.
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Data showed that hypoimmune-modified iPSCs survived for the duration of the study (16 weeks), while unmodified iPSCs disappeared within two weeks. There was an antibody and T cell response directed toward unmodified cells, but not hypoimmune-modified cells.
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Hypoimmune-modified primary NHP pancreatic islet cells survived 40 weeks (duration of the study) after allogeneic transplantation into an immunocompetent NHP versus less than one week for unmodified primary islet cells.
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Hypoimmune-modified iPSCs were differentiated into pancreatic islet cells. Transplantation of hypoimmune-modified iPSC-derived pancreatic cells into allogeneic diabetic mice with a humanized immune system showed immune evasion after transplantation for the duration of the studies (4 weeks) and amelioration of diabetes and normalization of blood glucose levels.

Presented multiple abstracts at several medical conferences, including AACR, ASGCT, and ISSCR 2023, highlighting both the hypoimmune and fusogen platforms

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ISSCR:
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Presented preclinical data showing that hypoimmune-modified CD19-directed CAR T cells have the potential to serve as a universal off-the-shelf therapy with long-term durability of response without immunosuppression.
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Presented preclinical data showing HIP-modified primary pancreatic islet cells alleviate diabetes in humanized mice and avoid immune rejection without immunosuppression.

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Presented preclinical data showing that intramuscular administration of islet cells in humanized mice does not impact cell function and viability and may serve as a preferred administration route for patients.
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Presented preclinical data showing in vivo delivery of genetic payloads to human hematopoietic stem/progenitor cells.
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ASGCT:
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Presented preclinical data demonstrating a novel technique to detect peripheral blood CAR+ T cells.
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Presented preclinical data demonstrating cell-specific transduction, CAR expression, and target cell killing, which supports the safety of in vivo administration of Sana’s novel CD8-targeted fusosomes for CAR T therapies.
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Presented multiple process improvements in CD8-targeted fusosome manufacturing that enhance fusosome transduction of resting T cells in vitro and in vivo, including in vitro and in vivo tumor killing.
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Presented the development of a modular approach to generate fusosomes for targeted gene delivery.
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AACR:
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Presented preclinical data demonstrating that hypoimmune-modified CAR T cells provide lasting tumor control in immunocompetent allogeneic humanized mice even with tumor re-challenge.
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Presented preclinical data in a late-breaking poster presentation demonstrating that the increased potency of CD8-targeted fusosomes enhances CAR transgene delivery to resting primary T cells.
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Presented preclinical data demonstrating the effectiveness of Sana’s fully human CD19 CAR delivered by CD8-targeted fusosomes in tumor killing assays. These fusosomes led to similar levels of tumor control as ex vivo generated CD19 CAR T cells.
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Presented preclinical data demonstrating increased potency of CD8-targeted fusosomes delivering a CD19 CAR with pre-treatment of resting T cells with IL-7, rapamycin, or both. Pre-treatment with these molecules led to increased anti-tumor efficacy through increased T cell transduction and greater CAR T cell expansion.

Strengthened Research and Development leadership with the appointment of two seasoned drug developers

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Appointed Doug Williams, Ph.D., as President of Research and Development. Dr. Williams has over 30 years of experience leading R&D organizations – including at Biogen, Seattle Genetics (now Seagen), Amgen, and Immunex – and over the course of his career has participated in the development of over a dozen approved drugs including multiple blockbusters.
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Appointed Gary Meininger, M.D., as Chief Medical Officer. Dr. Meininger has approximately 20 years of experience in drug development. Most recently, he was at Vertex as Senior Vice President, Head of Clinical Development for Vertex Cell and Genetic Therapies and previously was at Janssen and Merck. Dr. Meininger is currently the industry representative to the FDA’s Endocrine and Metabolic Drug Advisory Committee.

Second Quarter 2023 Financial Results

GAAP Results

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Cash Position: Cash, cash equivalents, and marketable securities as of June 30, 2023 were $325.9 million compared to $434.0 million as of December 31, 2022. The decrease of $108.1 million was primarily driven by cash used in operations of $138.1 million and cash used for the purchase of property and equipment of $3.7 million. The decrease in cash was offset by net proceeds of $27.0 million from at the market equity offerings during the six months ended June 30, 2023.
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Research and Development Expenses: For the three and six months ended June 30, 2023, research and development expenses, inclusive of non-cash expenses, were $73.0 million and $140.2 million, respectively, compared to $72.5 million and $145.2 million for the same periods in 2022. The increase of $0.5 million for the three months ended June 30, 2023 compared to the same period in 2022 was primarily due to an increase in clinical development costs, non-cash lease costs for our planned manufacturing facility in Bothell, Washington (the Bothell facility), personnel-related costs, and depreciation expense. These increases were partially offset by a decrease in costs for laboratory supplies, third-party manufacturing costs, and costs related to the previously planned manufacturing facility in Fremont, California (the Fremont facility) that are now included in general and administrative expense. The decrease of $5.0 million for the six months ended June 30, 2023 compared to the same period in 2022 was primarily due to a decline in costs to acquire technology, laboratory supplies, third-party manufacturing, and costs related to the Fremont facility that are now included in general and administrative expense. These decreases were partially offset by increased clinical development costs, personnel-related costs, non-cash lease costs for the Bothell facility, depreciation expense, and other allocated costs. Research and development expenses include non-cash stock-based compensation of $6.7 million and $12.7 million, respectively, for the three and six months ended June 30, 2023, and $7.4 million and $13.1 million, for the same periods in 2022.
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Research and Development Related Success Payments and Contingent Consideration: For the three and six months ended June 30, 2023, we recognized expenses of $26.7 million and $26.8 million, respectively, in connection with the change in the estimated fair value of the success payment liabilities and contingent consideration in aggregate, compared to gains of $17.9 million and $73.4 million for the same periods in 2022. The value of these potential liabilities may fluctuate significantly with changes in Sana’s market capitalization and stock price.
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General and Administrative Expenses: General and administrative expenses for the three and six months ended June 30, 2023, inclusive of non-cash expenses, were $16.6 million and $33.3 million, respectively, compared to $18.3 million and $32.7 million for the same periods in 2022. The decrease of $1.7 million for the three months ended June 30, 2023 compared to the same period in 2022 was primarily due to the write-off of construction in progress costs in 2022 for the Fremont facility, partially offset by an increase in legal fees, non-cash stock-based compensation, and costs related to the Fremont facility, formerly in research and development expense. The increase of $0.6 million for the six months ended June 30, 2023 compared to the same period in 2022 was primarily due to an increase in personnel-related costs including non-cash stock-based compensation, costs related to the Fremont facility, formerly in research and development expense, and legal fees, partially offset by the write-off of construction in progress costs for the Fremont facility.
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Net Loss: Net loss for the three and six months ended June 30, 2023 was $114.0 million, or $0.59 per share, and $196.1 million, or $1.02 per share, respectively, compared to $72.5 million, or $0.39 per share, and $103.9, or $0.56 per share for the same periods in 2022.

Non-GAAP Measures

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Non-GAAP Operating Cash Burn: Non-GAAP operating cash burn for the six months ended June 30, 2023 was $136.5 million compared to $155.4 million for the same period in 2022. Non-GAAP operating cash burn is the decrease in cash, cash equivalents, and marketable securities, excluding cash inflows from financing activities, cash outflows from business development, non-recurring items, and the purchase of property and equipment.
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Non-GAAP General and Administrative Expenses: Non-GAAP general and administrative expenses for the three and six months ended June 30, 2023 was $16.6 million and $33.3 million, respectively, compared to $13.8 million and $28.3 million for the same periods in 2022. Non-GAAP general and administrative expense excludes the write-off of construction in progress costs incurred in connection with the Fremont facility.
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Non-GAAP Net Loss: Non-GAAP net loss for the three and six months ended June 30, 2023 was $87.3 million, or $0.45 per share, and $169.3 million, or $0.88 per share, respectively, compared to $85.9 million, or $0.47 per share, and $172.8 million, or $0.93 per share for the same periods in 2022. Non-GAAP net loss excludes non-cash expenses related to the change in the estimated fair value of contingent consideration and success payment liabilities.

A discussion of non-GAAP measures, including a reconciliation of GAAP and non-GAAP measures, is presented below under “Non-GAAP Financial Measures.”

About Sana

Sana Biotechnology, Inc. is focused on creating and delivering engineered cells as medicines for patients. We share a vision of repairing and controlling genes, replacing missing or damaged cells, and making our therapies broadly available to patients. We are a passionate group of people working together to create an enduring company that changes how the world treats disease. Sana has operations in Seattle, Cambridge, South San Francisco, and Rochester.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Sana Biotechnology, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the company’s vision, progress, and business plans; expectations for its development programs, product candidates and technology platforms, including its preclinical, clinical and regulatory development plans and timing expectations, including the expected timing of IND filings and clinical trials for the Company’s product candidates and indications for which such INDs will be filed; expectations regarding the timing, substance, and impact of data from clinical trials of the Company’s product candidates and an investigator-sponsored trial utilizing hypoimmune-modified primary human islet cells in type 1 diabetes patients (the “IST”); expectations regarding the Company’s participation at scientific conferences; the potential ability of SC291 to serve as clinical proof-of-platform for the Company’s other hypoimmune-modified CAR T cell candidates; expectations with respect to the potential therapeutic benefits and impact of its development programs and platforms, including the potential ability of the hypoimmune platform to overcome immunologic rejection of allogeneic cells and the impact thereof, the potential for hypoimmune-modified islet cells to demonstrate allogeneic immune evasion, autoimmune evasion, and control of type 1 diabetes, and the potential ability to replace missing islet cells without immunosuppression in patients with type 1 diabetes; expectations regarding the IST, including the ability to initiate the IST and the potential of the IST to show cell survival and immune evasion without immunosuppression; the potential ability of preclinical data to provide insight for the Company’s development programs and platforms; and expectations regarding the Company’s capital position, resources, and balance sheet and the potential impact thereof on the Company’s development programs, including data readouts from such programs. All statements other than statements of historical facts contained in this press release, including, among others, statements regarding the Company’s strategy, expectations, cash runway and future financial condition, future operations, and prospects, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results to vary materially, including, among others, the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development programs, preclinical and clinical trials, as well as economic, market, and social disruptions. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s Securities and Exchange Commission (SEC) reports, including but not limited to its Quarterly Report on Form 10-Q dated August 3, 2023. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

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Investor Relations & Media:

Nicole Keith

investor.relations@sana.com

media@sana.com

Sana Biotechnology, Inc.

Unaudited Selected Consolidated Balance Sheet Data

	June 30, 2023	December 31, 2022
	(in thousands)
Cash, cash equivalents, and marketable securities	$325,915	$434,014
Total assets	707,147	822,720
Contingent consideration	161,734	150,379
Success payment liabilities	36,451	21,007
Total liabilities	352,118	323,405
Total stockholders' equity	355,029	499,315

Sana Biotechnology, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except per share data)
Operating expenses:
Research and development	$73,044	$72,540	$140,210	$145,229
Research and development related success payments and contingent consideration	26,679	(17,928)	26,799	(73,366)
General and administrative	16,566	18,292	33,332	32,726
Total operating expenses	116,289	72,904	200,341	104,589
Loss from operations	(116,289)	(72,904)	(200,341)	(104,589)
Interest income, net	2,374	637	4,350	976
Other expense, net	(84)	(198)	(131)	(300)
Net loss	$(113,999)	$(72,465)	$(196,122)	$(103,913)
Net loss per common share - basic and diluted	$(0.59)	$(0.39)	$(1.02)	$(0.56)
Weighted-average number of common shares - basic and diluted	192,540	187,626	191,888	186,801

Sana Biotechnology, Inc.

Changes in the Estimated Fair Value of Success Payments and Contingent Consideration

	Success Payment Liability(1)	Contingent Consideration(2)	Total Success Payment Liability and Contingent Consideration
	(in thousands)
Liability balance as of December 31, 2022	$21,007	$150,379	$171,386
Changes in fair value - expense (gain)	(5,340)	5,460	120
Liability balance as of March 31, 2023	15,667	155,839	171,506
Changes in fair value - expense	20,784	5,895	26,679
Liability balance as of June 30, 2023	$36,451	$161,734	$198,185
Total change in fair value for the six months ended June 30, 2023	$15,444	$11,355	$26,799

(1)
Cobalt Biomedicine, Inc. (Cobalt) and the Presidents of Harvard College (Harvard) are entitled to success payments pursuant to the terms and conditions of their respective agreements. The success payments are recorded at fair value and remeasured at each reporting period with changes in the estimated fair value recorded in research and development related success payments and contingent consideration on the statement of operations.
(2)
Cobalt is entitled to contingent consideration upon the achievement of certain milestones pursuant to the terms and conditions of the agreement. Contingent consideration is recorded at fair value and remeasured at each reporting period with changes in the estimated fair value recorded in research and development related success payments and contingent consideration on the statement of operations.

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Sana uses certain non-GAAP financial measures to evaluate its business. Sana’s management believes that these non-GAAP financial measures are helpful in understanding Sana’s financial performance and potential future results, as well as providing comparability to peer companies and period over period. In particular, Sana’s management utilizes non-GAAP operating cash burn, non-GAAP research and development expense and non-GAAP net loss and net loss per share. Sana believes the presentation of these non-GAAP measures provides management and investors greater visibility into the company’s actual ongoing costs to operate its business, including actual research and development costs unaffected by non-cash valuation changes and certain one-time expenses for acquiring technology, as well as facilitating a more meaningful comparison of period-to-period activity. Sana excludes these items because they are highly variable from period to period and, in respect of the non-cash expenses, provides investors with insight into the actual cash investment in the development of its therapeutic programs and platform technologies.

These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Sana’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Sana’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Sana’s business and make operating decisions. In addition, Sana’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Sana’s results from period to period and allows for greater transparency with respect to key financial metrics Sana uses in making operating decisions. The following are reconciliations of GAAP to non-GAAP financial measures:

Sana Biotechnology, Inc.

Unaudited Reconciliation of Change in Cash, Cash Equivalents, and Marketable Securities to

Non-GAAP Operating Cash Burn

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Beginning cash, cash equivalents, and marketable securities	$434,014	$746,877
Ending cash, cash equivalents, and marketable securities	325,915	579,566
Change in cash, cash equivalents, and marketable securities	(108,099)	(167,311)
Cash paid to purchase property and equipment	3,753	11,924
Change in cash, cash equivalents, and marketable securities, excluding capital expenditures	(104,346)	(155,387)
Adjustments:
Net proceeds from issuance of common stock(1)	(27,014)	-
Cash paid for restructuring(2)	1,881	-
Cash received in connection with the Coronavirus Aid, Relief, and Economic Security Act	(7,063)	-
Operating cash burn - Non-GAAP	$(136,542)	$(155,387)

(1)
Net proceeds of $27.0 million were received in connection with at market equity offerings in the six months ended June 30, 2023.
(2)
The non-GAAP adjustment of $1.8 million for the six months ended June 30, 2023 consisted of cash payments related to the portfolio prioritization and corporate restructuring in the fourth quarter of 2022.

Sana Biotechnology, Inc.

Unaudited Reconciliation of GAAP to Non-GAAP General and Administrative Expense

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
General and administrative - GAAP	$16,566	$18,292	$33,332	$32,726
Adjustments:
Write-off of construction in progress costs incurred in connection with the Fremont facility	-	(4,474)	-	(4,474)
General and administrative - Non-GAAP	$16,566	$13,818	$33,332	$28,252

Sana Biotechnology, Inc.

Unaudited Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net loss - GAAP	$(113,999)	$(72,465)	$(196,122)	$(103,913)
Adjustments:
Change in the estimated fair value of the success payment liabilities(1)	20,784	(14,098)	15,444	(69,008)
Change in the estimated fair value of contingent consideration(2)	5,895	(3,830)	11,355	(4,358)
Write-off of construction in progress costs incurred in connection with the Fremont facility	-	4,474	-	4,474
Net loss - Non-GAAP	$(87,320)	$(85,919)	$(169,323)	$(172,805)
Net loss per share - GAAP	$(0.59)	$(0.39)	$(1.02)	$(0.56)
Adjustments:
Change in the estimated fair value of the success payment liabilities(1)	0.11	(0.08)	0.08	(0.37)
Change in the estimated fair value of contingent consideration(2)	0.03	(0.02)	0.06	(0.02)
Write-off of construction in progress costs incurred in connection with the Fremont facility	-	0.02	-	0.02
Net loss per share - Non-GAAP	$(0.45)	$(0.47)	$(0.88)	$(0.93)
Weighted-average shares outstanding - basic and diluted	192,540	187,626	191,888	186,801

(1)
For the three and six months ended June 30, 2023, the expenses related to the Cobalt success payment liability were $18.5 million and $13.7 million, respectively, compared to gains of $12.1 million and $58.9 million, respectively, for the same periods in 2022. For the three and six months ended June 30, 2023, the expenses related to the Harvard success payment liability were $2.3 million and $1.7 million, respectively, compared to gains of $2.0 million and 10.1 million, respectively, for the same periods in 2022.
(2)
The contingent consideration is in connection with the acquisition of Cobalt.